FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES SECOND ANNUAL ENVIRONMENTAL, SOCIAL, AND GOVERNANCE REPORT AND PROVIDES APRIL LEASING ACTIVITY

MINNEAPOLIS, MN, May 24, 2021 – Centerspace (NYSE: CSR) published its 2020 Environmental, Social, and Governance (ESG) Report, highlighting the company’s commitment to sustainable business practices in the multifamily industry. This is the company’s second annual report following its 2019 formation of an Environmental, Social, and Governance Committee established to lead the charge in identifying, implementing, and tracking the progress on various sustainability initiatives.

Centerspace is committed to exploring and implementing common-sense business practices that further its ability to operate in an environmentally responsible manner. This includes being good stewards of resources, pursuing opportunities to minimize consumption, managing and reducing waste, and conserving energy and water.

The report coincides with the company’s completion of its first ESG materiality assessment aimed at identifying topics and concerns that were most important to stakeholders and most impactful to business operations. Assessments, team member interviews, and peer reporting helped shape the company’s three-year ESG roadmap.

It is Centerspace’s mission to provide great homes for our residents, team, and investors. These values guide the company to operate in an environmentally friendly manner, demonstrating strong corporate governance with an emphasis on doing the right thing. From its commitment to diversity, equity, and inclusion to its focus on health and wellness of its team members and residents in the midst of the COVID-19 pandemic, this report highlights how Centerspace has incorporated ESG initiatives into its business.

“Our 2020 ESG efforts demonstrate our strong commitment to environmental, social, and governance practices; ESG is important to our residents, team and the investment community so this will remain an area of focus. Our work this year provided a great framework to measure and maintain accountability.” stated Mark O. Decker, Jr., President and CEO of Centerspace.

The full report can be accessed on the Centerspace website at:
https://ir.centerspacehomes.com/corporate-overview/corporate-governance/default.aspx

Leasing Activity

April 2021 continued to demonstrate strong leasing activity across the portfolio moving into leasing season as shown by the lease over lease rent growth presented below.

	April 2021	March 2021	First Quarter 2021
Renewal Leases	4.4%	4.1%	4.0%
New Leases	8.2%	4.1%	0.7%
Blended Leases	6.1%	4.1%	2.0%

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 68 apartment communities consisting of 12,166 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2020 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

###

If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.